UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. )

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Ormat Technologies, Inc.
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SUPPLEMENT TO THE PROXY STATEMENT FOR THE ANNUAL MEETING OF STOCKHOLDERS
OF ORMAT TECHNOLOGIES, INC. TO BE HELD ON MAY 21, 2019

Dear Fellow Stockholders:

The Board of Directors (the “Board”) of Ormat Technologies, Inc. (the “Company” or “Ormat”) is providing this supplement in order to (i) address certain matters discussed in the analyses undertaken by the external proxy advisory firms Institutional Shareholder Services, Inc. (“ISS”) and Glass, Lewis & Co., LLC (“Glass Lewis”) in their recently released recommendations to Ormat stockholders, and (ii) make clear why we believe you should vote in favor of our recommendations on all proposals included in the Company’s proxy statement (the “Proxy Statement”), dated April 2, 2019, for its 2019 annual meeting of stockholders.

In summary, ISS and Glass Lewis have raised certain concerns relating to the 2018 compensation of our Chief Executive Officer (“CEO”), Mr. Isaac Angel, including their views (i) that the equity awards granted to our CEO  in 2018 were overly large and the awards to our CEO and other named executive officers (“NEOs”) were lacking in performance-based and “clawback” features, and (ii) that there was a lack of clarity in the Proxy Statement with regard to the qualitative factors considered by the Board in determining our CEO’s 2018 bonus under the Annual Management Incentive Plan (the “Management Plan”). ISS also voiced concerns about the responsiveness of our compensation committee (the “Committee”) following the outcome of our non-binding advisory vote on executive compensation at our 2018 annual meeting of stockholders, which received less than 70% of the requisite vote.  In connection with these concerns, ISS has recommended that stockholders vote “against” the reelection of certain of our directors who were members of the Committee in proposal no. 1, and ISS and Glass Lewis have recommended that stockholders vote “against” our non-binding advisory vote on executive compensation of our NEOs in proposal no. 3.

The Company’s response to these concerns is as follows:

•      ISS and Glass Lewis assumed that the CEO’s equity grants were designed to cover a shorter period of one year rather than the actual four-year period reflected in the underlying agreements.

•      The CEO’s equity grants are designed to cover a four-year compensation cycle and the Committee does not intend to make an additional equity grant to the CEO until at least 2022.

•      The CEO’s equity grants were benchmarked relative to peer companies appropriately on that basis.

•      The CEO’s annual bonus was determined based on the achievement of specific goals described below.

•      The compensation of our NEOs is aligned with our stockholders’ interests, because a significant portion is “at risk” based on the future performance of the Company’s stock price.

•
Our Board and management engaged a majority of our stockholders on various issues in 2018 and 2019 (including the NEO compensation voted on at the 2018 annual meeting), and none of our institutional stockholders raised concerns with our executive compensation.

We are taking this opportunity to address in detail our response to the concerns of ISS and Glass Lewis.  Our Board reiterates its recommendations on these and the other proposals in our Proxy Statement.

Our Responses to Proxy Advisory Firms’ Recommendations

The CEO’s Equity Grants Are Designed to Cover a Four-Year Compensation Cycle and the Compensation Committee Does Not Intend to Make Additional Equity Grants to the CEO Until 2022

In 2018, our compensation committee (the “Committee”) granted Mr. Angel $2.1 million in restricted stock units (“RSUs”) and $4.3 million in stock appreciation rights (“SARs”), basing values for each on the grant date fair value as reported in the Proxy Statement (collectively, the “2018 CEO Equity Award”).  Each of these grants vests 22%, 22%, 28% and 28%, respectively, during 2018, 2019, 2020 and 2021. While ISS observed that the value of these grants caused our CEO’s total compensation to exceed the median total pay at ISS-identified peers, and Glass Lewis referenced pay inequity among the CEO and our other NEOs, these observations mistakenly assume that the 2018 CEO Equity Award was an annual grant and overlook the grants’ core purpose as described in the Proxy Statement:  to cover a four-year compensation cycle and therefore replace any annual grants that we might otherwise make to our CEO from 2017 until  2022. As a result, it is appropriate to consider the 2018 CEO Equity Award on an annualized basis of approximately $1.6 million, and in this context, we believe that our CEO’s total compensation falls well within the norms for the Company’s peers in the U.S. and Israel, and does not lead to inequity among the CEO and our other NEOs.  It is also important to note that, in structuring the mix of RSUs and SARs awarded to our CEO, the Committee determined that having approximately two-thirds of the award in SARs, which only have value if the future stock price of Ormat increases, reinforced the Board’s emphasis on linking compensation to performance and the creation of stockholder value, and was thus in the best interests of stockholders.  Finally, we believed that a one-time grant in lieu of four years of separate annual grants would better serve to encourage both a focus on long-term value creation as well as long-term retention of the CEO.

In late 2017, the substantial majority of our CEO’s then-outstanding equity awards vested in connection with the approximately $630 million investment in Ormat by ORIX Corporation, Inc. (“ORIX”) in August 2017 (the “ORIX Investment”).  This vesting event created an opportunity for our CEO to participate in the significant increase in our stock price that he had helped to generate since becoming CEO in 2014 (rising from under $30 in 2014 to almost $70 in 2017). However, as a result of the sale of these equity interests, the CEO was left with a de minimis level of equity interests in Ormat following the ORIX Investment, and the Board determined that it was in the best interests of stockholders to develop a new compensation program, including meaningful equity incentives, as soon as practicable.

To address this concern and to create appropriate long-term incentives while avoiding the risks and complexities involved with making smaller annual awards, the Committee and Board decided to implement a single, long-term award consisting of a mix of RSUs and SARs covering a four-year compensation cycle. The Committee believed and believes that these grants fairly reward Mr. Angel’s contributions as CEO and the high total stockholder return at the time of grants (135.1% at 2017 year-end), while aligning his interests with our stockholders’ through the life of the grants. These grants were also aimed at signaling to the market and Mr. Angel the Company’s serious commitment to his success over the long-term. The Committee does not intend to make additional equity grants to Mr. Angel until at least 2022.

The CEO’s Equity Grants Were Structured and Sized to Be Competitive Relative to Peer Companies

The size of the 2018 CEO Equity Award (which as described above is intended to cover a four-year compensation cycle) cannot be fairly compared to that of peer companies in the way described by the proxy advisory firms, because their analyses rely on benchmarking against companies that make annual grants. When properly viewed as a substitute for four years of annual grants and assessed on an annualized basis, however, our CEO’s 2018 Equity Award falls within averages for both our U.S. and Israeli peers.

In late 2017, the Committee engaged Prof. Moshe Zviran Ltd., an affiliate of The Mercer Group, Inc. (“Zviran”), as an independent compensation consultant to supply peer analysis data on the Company’s executive compensation program and to ensure the program reflected evolving market trends and concerns of public investors. According to Zviran’s analysis, the $1.2 million annualized grant value of Mr. Angel’s historical equity grants (made from his appointment as CEO in 2014 through 2016) sat notably below the average of $1.8 million of the U.S. peers. In addition, Mr. Angel’s total cash and equity compensation in 2016 was only at the 40th percentile among the U.S. peers, in part due to the lower size of his equity compensation. Zviran also provided materials indicating that market practices were increasingly moving to structure senior executives’ equity awards with a mix of option-based instruments (such as SARs) and RSUs.

Given this data, the Committee added an RSU component to the 2018 CEO equity pay mix, and sized the 2018 CEO grants to have an annualized grant value of approximately $1.6 million over the four-year cycle, which placed the CEO’s total compensation well within the expected norms among that of the Company’s U.S. and Israeli peers. The Committee decided to retain a relatively high proportion of the 2018 CEO Equity Award in SARs to cause more compensation to be “at risk,” as the SARs only have value if the stock price increases over time. The Committee thus based the size of the 2018 CEO Equity Award on a rigorous analysis that evaluated, among the factors listed in the Proxy Statement, benchmarking among peer companies to ensure competitive compensation for the CEO.

In addition, it is important to note that, contrary to statements in the proxy advisors’ reports, the Committee took the decision in 2018 to introduce standard “clawback” provisions in the Company’s 2018 Incentive Compensation Plan and Mr. Angel’s restricted stock unit award agreement that are linked to certain future events of misconduct, including fraud or conduct contributing to financial restatements or irregularities.

Mr. Angel’s Annual Bonus Was Determined Based on Several Achievements

As CEO, Mr. Angel is eligible for an annual bonus under the Management Plan, 75% of which is based on the financial performance of the Company and 25% of which is determined at the discretion of the Committee based on the achievement of qualitative goals, such as diversity, social and environmental responsibility and merger and acquisition activities (the “KPI Bonus”). To expound on the Proxy Statement disclosure, the Company considered the following in determining that Mr. Angel should receive $125,000 for achievements under the KPI Bonus in 2018:

•	enhanced gender diversity throughout the organization, among senior management and across the overall employee base;
•
increased focus within the Company on environmental, social and good governance (“ESG”) factors, including the implementation of a new and improved anti-corruption policy, and the development of the Company’s first ESG assessment, consisting of engagement with and surveys among employees, customers, regulators and stockholders, leading to several recommendations for continued improvement in the ESG category;

•	successful acquisition of U.S. Geothermal in April 2018, resulting in an increase of 38MW in the Company’s Electricity generating capacity; and
•	continued implementation of safety programs designed to prevent workplace injuries, improve compliance with laws and regulations, increase productivity and enhance overall business operations.
•	leadership in managing the security and protection of the Puna facilities in connection with the volcanic eruption.

The Compensation of our NEOs Is Sufficiently Performance-Based

With respect to the proxy advisory firms’ description of our equity and other compensation as non-performance-based, we would highlight to stockholders several key elements of our executive compensation program that are primarily performance-oriented. As disclosed in the Proxy Statement, our executive compensation program possesses a strong performance-based component via our Management Plan. The Committee believes that the SAR component of our executive equity grants—making up approximately two-thirds of total equity compensation for each NEO in 2018—maintains sufficient performance-based incentives in our program by placing a significant degree of compensation at risk based on the future performance of the Company’s stock price. Also, the annual bonuses to each NEO are linked specifically to performance metrics at both the individual and Company-wide levels. As disclosed in the Proxy Statement, in deciding base salary, potential bonus and the size of equity grants, the Compensation Committee also generally reviews the individual performance of each executive officer, along with his/her roles and responsibilities and Company performance. While the Company may determine to consider equity awards linked to specific metrics in the future, the Committee did not feel that they were warranted at this time given the substantial link to the Company’s stock price that exists within the existing award program, which significantly aligns management with the interests of the Company’s stockholders, and other robust performance-based aspects of the program.

Management and the Board Engaged Stockholders on Various Issues in 2018 and 2019, Including the Say-on-Pay Vote at our 2018 Annual Meeting, and No Institutional Stockholder Has Raised Issues with Executive Compensation

Our Board and management value the perspectives of our stockholders and work to provide them with continuous and meaningful engagement. Our management speaks regularly to stockholders and analysts to understand their concerns, and the Board receives that feedback directly and promptly.

After receiving the results of the say-on-pay vote at our 2018 annual meeting of stockholders, we communicated with a large portion of our stockholder base. Our largest stockholder, ORIX,which currently owns approximately 21% of our outstanding common stock, has been and continues to be deeply involved in Committee and Board discussions on executive compensation through its Committee and Board representation. Additionally, we attend investor conferences regularly, have telephonic meetings with stockholders and analysts on a regular basis, frequently hold one-on-one meetings with stockholders and review correspondence submitted by stockholders to management and/or the Board. After the 2018 annual meeting of stockholders, we estimate that these outreach efforts resulted in dialogue with stockholders representing over 60% of the Company’s common stock (including the approximately 21% held by ORIX). During these discussions, in which many different topics were covered, none of these stockholders raised any concerns relating to our executive compensation.

Our Recommendation to Stockholders

We believe that our executive compensation program, including our short-term and long-term incentive compensation arrangements, supports our objectives in hiring, motivating and retaining key talent. For the foregoing reasons, our Board unanimously continues to recommend that our stockholders vote “FOR” proposal no. 1 (election of three Class III directors, whose terms expire in 2022) and proposal no. 3 (non-binding advisory vote on executive compensation of our NEOs) described in the Proxy Statement.

By order of the Board of Directors,

/s/ Todd Freeland
Todd Freeland
Chairman of the Board of Directors
May 14, 2019

This proxy statement supplement (this “Supplement”) supplements the Company’s Proxy Statement. Except as specifically supplemented by the information contained in this Supplement, all information set forth in the Proxy Statement continues to apply and should be considered in voting your shares. The Proxy Statement contains important information, and this Supplement should be read in conjunction with the Proxy Statement.